Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-291507) and Form S-8 (Nos. 333-213703 and 333-228922) of FB Financial Corporation of our report dated February 26, 2026 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Franklin, Tennessee
February 26, 2026